Exhibit 10.1

ATTACHMENT A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is between Mary M. Kleiman (“Kleiman" or “Employee”) and Federal Home Loan Bank of Indianapolis, its parent, subsidiary and affiliated companies or entities, all current and former officers, directors, employees, agents, attorneys and contractors for these companies, (herein collectively referred to as "FHLBI" or "Bank"). Kleiman and FHLBI are collectively referred to as the "Parties".
In consideration of the mutual promises described herein, the Parties agree as follows:
1.    In exchange for Employee entering into this Agreement, FHLBI agrees to provide to Employee the following separation benefits:

(a)
Six (6) months separation pay, payable in one lump sum of One Hundred Sixty Nine Thousand, Six Hundred Thirty Seven Dollars ($169,637); less applicable taxes and deductions. This payment shall be made within twenty-one (21) days after the effective date of this Agreement as defined in Paragraph 22.

(b)
A lump sum payment of Eleven Thousand, Five Hundred Ninety Seven Dollars and Forty Cents ($11,597.40), less applicable taxes and deductions, which represents the approximate equivalent of the cost of Employee group health, dental, and vision benefit continuation coverage for six (6) months. This payment shall be made within twenty-one (21) days after the effective date of this Agreement as defined in Paragraph 22.

(c)
A lump sum payment of Sixteen Thousand, Nine Hundred Sixty Three dollars and Seventy Cents ($16,963.70), less applicable taxes and deductions, which represents the approximate equivalent of the cost of the Bank’s 401(k) Safe Harbor Matching contribution in the amount of 6% and a Basic, Non-elective contribution in the amount of 4% based on the amount set forth in Paragraph 1(a) above. This payment shall be made within twenty-one (21) days after the effective date of this Agreement as defined in Paragraph 22.

Exhibit 10.1

(d)
A lump sum payment, less applicable taxes and deductions, of the 2018 Annual Award to which she is entitled as a Level I participant in the FHLBI Incentive Compensation Plan adopted January 19, 2018 (as amended, “Incentive Plan”). This lump sum payment is expected to be made not later than March 15, 2019 and Employee acknowledges that all payments under the Incentive Plan are subject to the approval by the Bank’s Board of Directors and review and non-objection by the Federal Housing Finance Agency (“Finance Agency”).

(e)
Additional lump-sum payments, less applicable taxes and deductions, of the Deferral Awards (as defined in the Incentive Plan and collectively referred to in this Agreement as "Deferral Payments") as a Level I Participant under the Incentive Plan. These additional lump-sum Deferral Payments will occur as earned and distributed per the terms and conditions of the Incentive Plan, and are expected to be made not later than March 15th of the year following the year in which they are earned. The first Deferral Payment is anticipated to be distributed on or before March 15, 2019, and the last Deferral Payment is anticipated to be distributed on or before March 15, 2022, all in accordance with the terms and conditions of the Incentive Plan. These Deferral Payments are subject to the approval by the Bank's board of directors and a review and non-objection by the Finance Agency (consistent with the terms of the Incentive Plan and Finance Agency regulations).

(f)
Outplacement services known as the Career Assistance Program will be provided for a three (3) month period. Outplacement service must be initiated on or before February 1, 2019. Outplacement services will be provided by HRD Advisory Group and will be billed directly to the Bank. Payment for any such services extending beyond three (3) months shall be the responsibility of Employee.

1.The Parties agree that this Agreement and any payments made pursuant to this Agreement are subject to the prior review and non-objection by the Finance Agency and that the Finance Agency has not completed its review or issued its non-objection to the Bank.

Exhibit 10.1

2.After the payments and consideration to Employee are made as outlined in paragraph 1, FHLBI shall have no other obligations or liabilities to Employee. Employee receipt of the separation benefits provided herein shall constitute a complete settlement, satisfaction and waiver of any and all claims Employee may have against FHLBI and FHLBI shall have no responsibility to Employee or her beneficiaries concerning the payment of wages, profit sharing, bonus, or any other compensation or benefit that may have been available to Employee as a result of her employment at FHLBI.
3.In exchange for the foregoing benefits, Employee irrevocably and unconditionally releases and forever discharges (i) FHLBI, (ii) its parent, subsidiary or affiliated entities, (iii) all of their present or former directors, officers, employees, agents, attorneys and contractors as well as (iv) all predecessors, successors and assigns thereof (collectively the "Released Parties") from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, discovered or undiscovered, matured or unmatured, which Employee now has or may have had through the effective date of this Agreement, that arise out of or relate in any manner to Employee’s employment with FHLBI, the separation thereof, or any contract, plan, policy, or program, oral or written, between Employee and the Released Parties, or any potential claim described in this Agreement, or any other matter or claim from whatever cause based upon facts pre-existing to or existing at the time of the execution of this Agreement.
4.Without limiting the generality of the foregoing release, it shall include: (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Employee may possess pursuant to the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000(d), et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Indiana Civil Rights Law, as amended, I.C. 22-9-1, et seq.; the Indiana Wage Claim Statutes, I.C. 22-2-5-1 et seq.; and I.C. 22-2-9-1 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 652 et seq.; the National Labor Relations Act, 29 U.S.C. § 141 et seq.; the Immigration Reform and Control Act, 8 U.S.C. § 1101 et seq.; the Americans with Disabilities

Exhibit 10.1

Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2611 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; and any other federal, state or local laws governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Employee employment with FHLBI or leaving of that employment, (iii) any claims alleged or which could have been alleged in any charge or complaint against FHLBI; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of FHLBI; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer's right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) defamation, (d) wrongful discharge, (e) interference with contract or business relationship or (f) negligent or intentional infliction of emotional distress.
5.The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Employee’s rights or claims that may arise after Employee signs this Agreement. It is further understood by the Parties that nothing in this Agreement shall affect any rights Employee may have under any Pension Plan, Savings Plan (i.e., 401(k) plan) provided by FHLBI as of the date of Employee’s termination, such items to be governed exclusively by the terms of the applicable plan documents.
6.Employee also agrees not to sue any of the Released Parties with respect to any claims, demands, liabilities or obligations released by this Agreement. The Parties agree, however, that nothing in this Agreement shall:

(a)
Prevent Employee from challenging under the Older Workers Benefit Protection Act (29 U.S.C. § 626) the knowing and voluntary nature of Employee release of any age claims in this Agreement, in court or before the Equal Employment Opportunity Commission (“EEOC”); or

Exhibit 10.1

(b)
Prevent Employee from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation;

(c)	Prevent Employee from filing an administrative charge with or participating in an investigation by the EEOC or any other federal, state or local agency.
7.Notwithstanding Employee’s right to file an administrative charge with the EEOC or any other federal, state, or local agency, Employee agrees that with her release of claims in this Agreement, she has waived, to the extent allowed by law, any right she may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by Employee in this Agreement. For example, Employee waives any right to monetary damages or reinstatement if an administrative charge is brought against the Bank whether by Employee, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency. Further, with Employee’s release of claims in this Agreement, Employee specifically assigns to the Bank Employee’s right to any recovery arising from any such proceeding.
8.The Parties acknowledge that it is their mutual and specific intent that the above waiver fully comply with the requirements of the Older Workers Benefits Protection Act (29 U.S.C. § 626) and any similar laws governing release of claims. Accordingly, Employee hereby acknowledges that:

(a)	Employee has carefully read and fully understands all of the provisions of this Agreement and that Employee has entered into this Agreement knowingly and voluntarily;

(b)	The Separation Benefits offered in exchange for Employee’s release of claims exceed in kind and scope that to which Employee would have otherwise been entitled;

(c)	Employee is advised by this Agreement to consult with an attorney of her choice prior to signing this Agreement; and

(d)	Employee has been offered a period of twenty-one (21) days within which to review and consider this Agreement. Employee acknowledges that she may waive all or any part of this

Exhibit 10.1

twenty-one (21) day consideration period by signing this Agreement prior to the expiration of the period. However, if this Agreement is not executed by the twenty-first (21th) day, the terms offered by FHLBI in this Agreement are withdrawn and any later execution of this Agreement by Employee is void. The parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of this consideration period.
9.FHLBI and Employee specifically reserve any and all rights to bring an action to remedy a breach of this Agreement.
10.Employee agrees not to make or publish any statement (orally or in writing) or instigate, assist, or participate in the making or publication of any statement that is in any way critical, negative, or derogatory or would libel, slander, or disparage or expose to contempt, or ridicule: (1) the FHLBI; (2) its products, services, affairs, or operations; or (3) the FHLBI’s directors, officers, agents, representatives, employees, job candidates or shareholders. However, the provisions of this Paragraph shall not interfere with the Employee’s rights as described in Paragraph 7, above. Employee understands and agrees that this Paragraph 11 is of the utmost importance to the Bank and is a material provision of this Agreement.
11.Employee shall keep the terms, amount and fact of this Agreement completely confidential and promises not to disclose any information concerning this Agreement or the terms of this settlement to anyone other than her immediate family and lawyers and financial advisors, who will be informed of and bound by this confidentiality clause. Employee shall respond to any inquiry about the status of her separation only by stating that the parties have mutually agreed to terminate their relationship on an amicable basis, unless required to say more by a court or agency that has power to require her to testify further. Employee acknowledges that revealing any other information would cause FHLBI injury and damages. Employee understands and agrees that this confidentiality provision is of the utmost importance to FHLBI and is a material provision of this Agreement.
12.Employee agrees that, upon a material breach of paragraphs 4, 5, 7, 11 or 12, of this Agreement, FHLBI shall have an automatic and unfettered right to terminate and cease any of the payments and other

Exhibit 10.1

consideration agreed to be provided to Employee under this Agreement, including but not limited to the payments and consideration contained in paragraph 1 of this Agreement. Employee further agrees that in the event of a material breach of paragraphs 4, 5, 7, 11 or 12 of this Agreement or any of their terms and conditions by Employee, she will be required to repay to FHLBI all but One Thousand Dollars ($1,000.00) of the Separation Benefits paid to her by FHLBI, (if such repayment is not otherwise prohibited by applicable law) with the express understanding that Employee’s retention of the One Thousand Dollars ($1,000.00) is adequate legal consideration for the continued release of claims provide in Sections 4, 5, and 7 of this Agreement.
13.Employee warrants under penalty of perjury that:

(a)
Prior to signing this Agreement she has raised with FHLBI any and all concerns and information she has regarding any possible legal and/or ethical issues in connection with FHLBI business, including, but not limited to any potential violations of FHLBI policies and any applicable federal, state or local statutes, ordinances, rules, or regulations.

(b)
She has no knowledge of any fact, document, or other information, that may indicate that Bank or any of its employees, agents, or officers have violated any FHLBI policy or any applicable federal, state or local statutes, ordinances, rules, or regulations, nor is she aware of others who claim to, or in her opinion, have such facts or information.

(c)
She has no basis or reason to believe the Bank or any of its employees, agents or officers may have violated any FHLBI policy or any applicable federal, state, or local statutes, ordinances, rules or regulations.

14.Employee agrees not to seek re-employment with FHLBI, its successors, or assigns at any time in the future and agrees that any such application shall not be entitled to consideration, unless the FHLBI agrees in writing to waive this provision.
15.The Parties represent and acknowledge that in executing this Agreement, they did not rely and have not relied upon any representations or statements made by any of the other Parties, or by any of

Exhibit 10.1

the other Parties’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.
16.This Agreement shall be binding upon the Parties and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the respective Parties and to their administrators, representatives, executors, successors and assigns.
17.Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be unenforceable or invalid, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the unenforceable or invalid part, term or provision shall be deemed modified to eliminate the invalid part, and, as so modified, such part, term or provision shall be deemed as part of this Agreement as though originally contained herein. Each party also agrees that, without receiving further consideration, they will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.
18.No waiver of any condition or covenant contained in this Agreement or failure to exercise a right or remedy by any of the Parties hereto shall be considered to imply or constitute a further waiver by such Party of the same or any other condition, covenant, right or remedy.
19.This Agreement is made and entered into in the State of Indiana and shall in all respects be interpreted, enforced and governed by the laws of the State of Indiana without respect to its decisions on conflict of laws. Any lawsuit commenced to enforce the terms of this Agreement shall be commenced in a court of competent jurisdiction in the State of Indiana, and if in federal court, in the U.S. District Court for the Southern District of Indiana, Indianapolis Division. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.
20.With the exception of the Mandatory Mutual Agreement to Arbitrate (“Arbitration Agreement”), that the parties have already agreed to, this Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior conversations, agreements, or understandings between the Parties pertaining to this subject matter. This Agreement may be modified only by a writing executed by

Exhibit 10.1

both Parties. The parties re-affirm herein that, unless expressly provided for in the Arbitration Agreement, this Agreement shall be enforced under the terms of the Arbitration Agreement.
21.For a period of seven (7) calendar days following her execution of this Agreement, Employee may revoke this Agreement personally or through her attorney by notice to Kania Lottie, First Vice President - Director of Human Resources, at FHLBI. If such notice is oral, either by telephone or in person, it shall be confirmed immediately in writing. If Employee does not so revoke this Agreement within seven (7) calendar days following her execution of the Agreement, this Agreement shall become effective on the eighth (8th) calendar day following Employee’s execution of this Agreement.
22.Employee agrees to voluntarily cooperate with the Bank in connection with any legal matters, including but not limited to pending or future litigation, proceeding, or other matter which may be filed against or by the Bank with any agency, court, or other tribunal and concerning or relating to any matter falling within Employee’s knowledge or former area of responsibility. Employee agrees to provide reasonable assistance and completely truthful information and testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony. The Bank agrees at its discretion to reimburse Employee for all reasonable out-of-pocket expenses incurred at the request of the Bank associated with such assistance and testimony.
23.The parties to this Agreement have not shifted responsibility for medical treatment to Medicare in contravention of 42 U.S.C. § 1395y(b). The parties have made every effort to adequately protect Medicare’s interest and incorporate such into the settlement terms, and to comply with both federal and state law. The parties acknowledge and understand that any present or future action or decision by the Centers for Medicare and Medicaid Services or Medicare on this settlement, or Employee’s eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or in any way affect the finality of this settlement.

Exhibit 10.1

Employee agrees to waive any and all private causes of action for damages against the Bank pursuant to 42 U.S.C § 1395y(b)(3)(A).
Employee affirms that Employee has made no claim of illness or injury against the Bank, nor is Employee aware of any facts supporting any claims against the Bank under which the Bank could be liable for medical expenses incurred by Employee before or after the execution of this Agreement. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which the Bank is or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exists.
24.By making this Agreement, neither Employee nor the Released Parties admit that they have done anything wrong, including the commission of any tort, breach of contract, or violation of any federal, state or local statute, law, or ordinance. Neither the existence of this Agreement nor any of its terms shall be admitted into evidence in any proceeding except for the purpose of enforcing the provisions of this Agreement.
25.This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, fully enforceable counterpart for all purposes, but all of which shall constitute one and the same instrument.
26.Any action by any of the Released Parties to enforce any obligation or duty owed to them under this Agreement may be brought by FHLBI, its successor or assign without joinder of other affiliates of that corporation.
27.Employee is solely responsible for paying the appropriate taxes owed on the moneys being paid under this Agreement.
28.Because neither side can represent what position the Internal Revenue Service, or any other government entity, will take with respect to these payments, it is mutually agreed that each side will be responsible for any miscalculations for which it is legally responsible without indemnification or any other recourse from the other side. If it is subsequently determined that Employee should have paid taxes on any

Exhibit 10.1

amount which she did not pay taxes, the interest and penalties are her responsibility alone. The Parties expressly waive the right to seek indemnification or reimbursement from the other as the result of any government decision on the taxability of the amounts paid in settlement.
29.It is expressly agreed that this is a final Agreement and that in the event the Internal Revenue Service, or any other government entity, determines that Employee owes more taxes, she has no right to seek additional sums from FHLBI, even though the amount paid will decrease by the amounts owed to the government.

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Exhibit 10.1

Date:	January 4, 2019	/s/ MARY M. KLEIMAN
Mary M. Kleiman

Date:	January 17, 2019	/s/ CINDY L. KONICH
Cindy L. Konich
President - Chief Executive Officer

Date:	January 17, 2019	/s/ DERON J. STREITENBERGER
Deron J. Streitenberger
Executive Vice President - Chief Business Operations Officer

AFFIRMATION

I affirm under the penalties of perjury under the laws of the State of Indiana that the statements made by me in Paragraph 14 of this Agreement are true and accurate.

/s/ MARY M. KLEIMAN
Mary M. Kleiman